Exhibit 99.1

BIOCARDIA REPORTS SECOND QUARTER 2023 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – August 9, 2023 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reports financial results for the second quarter of 2023 and filed its quarterly report on Form 10-Q for the three and six months ended June 30, 2023 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“We have followed the recent recommendation from our Data Safety Monitoring Board (DSMB) to pause enrollment of new patients in our autologous cell therapy trial for ischemic heart failure or BCDA-01, even as there were no treatment emergent safety issues reported, patients in aggregate appear to be showing clinical improvements, and enrollment had accelerated in recent months.  We continue to randomize and monitor patients enrolled in this clinical study.  Unblinded statistics and clinical consultants are reviewing the primary endpoint analysis and secondary outcome measures.  Potential next steps in Q3 include discussions between the DSMB and the consultancies before BioCardia unblinds itself to the interim data,” said Peter Altman PhD.  “As we work through this process for BCDA-01, we expect important milestones for our other clinical programs. We look forward to completion of enrollment for the roll-in cohort of the Phase III trial of our autologous cell therapy for patients with chronic myocardial ischemia or BCDA-02, as well as treatment of the first patients in the Phase I/II clinical trial of our allogeneic mesenchymal stem cell therapy for ischemic heart failure or BCDA-03.  Business development is active around our Helix biotherapeutic delivery platform and in other areas, and we are working to close two meaningful deals by the end of the year.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP® Autologous Cell Therapy for Patients with Ischemic Heart Failure (BCDA-01)

The CardiAMP Cell Therapy Trial for Heart Failure is a Phase III, multi-center, randomized, double-blinded, sham-controlled study intended to include up to 260 patients. The Phase III pivotal trial, which was granted Breakthrough designation by the U.S. Food and Drug Administration (FDA), is designed to provide the primary support for the safety and efficacy of the CardiAMP Cell Therapy System for the treatment of heart failure with reduced ejection fraction (HFrEF).

On July 12, 2023, the planned Data Safety Monitoring Board (DSMB) meeting was held utilizing the adaptive statistical analysis plan reviewed by FDA in the second quarter. On July 24, 2023, the Company announced that the DSMB had completed its review and recommended that the Company pause the trial pending the one-year follow-up outcomes analysis for patients that have been treated and those that have been enrolled but not yet treated.

The DSMB reviewed an initial analysis of the unblinded data and concluded that the trial was unlikely to meet its primary FS composite endpoint, even though the prespecified criteria for termination of the trial had not been met. This initial analysis excluded patients who had not yet made it to 12-month follow-up. The DSMB also cited the slow rate of enrollment in the trial. Additional data was subsequently provided to the DSMB, which the Company understands included: (1) statistical analysis prepared strictly in accordance with the prespecified data review plan, which had not initially been provided to the DSMB, (2) analysis of health outcomes as measured by endpoints other than the six-minute walk, and (3) information on the increased enrollment rates across many clinical centers. After consideration of the additional data, the DSMB recommended that the Company pause enrollment of new patients pending the 12-month outcomes analysis for all patients, and that the Company continue to treat patients already enrolled in the trial. The DSMB also recommended that the data blind be preserved so that the trial may be continued following analysis of the 12-month follow-up data for all enrolled patients.

The blinded aggregate data for the 96 randomized patients with 12-month outcome measures available for the most recent DSMB review showed better-than-expected patient survival, improvement in mean six-minute walk distance, improvement in NYHA class, improvement in quality of life and improvement in left ventricular ejection fraction. The DSMB reported that there were no treatment emergent safety concerns in the study. An estimated additional 25 randomized patients will be included in final trial results should the trial not be restarted. This estimate includes 10 patients in the queue expected to be randomization in the trial in the next six weeks, nine randomized patients who have not yet reached the 12-month follow-up visit, and six patients who were unable to walk at 12 months due to other non-cardiac issues. Results will not be available until the last patient reaches their 12-month follow-up visit.

An external statistics consultancy has completed a quality review on the primary endpoint interim data analysis provided to the DSMB to confirm they had accurate information. The company is working to enable this replicate analysis and the closed session DSMB information to be reviewed by a clinical consultant to make recommendations on next steps. If there are reasons to engage the DSMB, discussions between the DSMB and the unblinded consultants may take place. Once this quality review is completed by this external unblinded group, expected in the third quarter 2023, it is anticipated that a segregated BioCardia team will be unblinded to the data in order to provide strategic guidance for this program ahead. If the Company obtains material new information from this review, it will be shared publicly as appropriate.

In June 2023, the Company completed its submission of the CardiAMP Cell Therapy System to Japan’s Pharmaceutical and Medical Device Agency (PMDA) for a first formal consultation towards approval for the indication of ischemic heart failure with reduced ejection fraction (HFrEF) based on existing safety and efficacy data. In July, the formal consultation was reviewed and accepted by the PMDA for the consultation with some clarifying questions, which have been addressed. The PMDA consultation could take up to four months to schedule per their normal review process, although dates in September have been requested. Subsequent interactions with PMDA are expected. If approved, the CardiAMP Cell Therapy System has potential to be the first minimally invasive catheter-based cell therapy available in Japan.

CardiAMP® Autologous Cell Therapy for Patients with Chronic Myocardial Ischemia (BCDA-02)

The CardiAMP Cell Therapy Trial for Chronic Myocardial Ischemia is a Phase III, multi-center, randomized, double-blinded, controlled study intended to include up to 343 patients at up to 40 clinical sites. The Company expects to complete enrollment in the roll-in cohort of five patients in the fourth quarter of 2023 and begin the randomized phase of the trial. Planning for the randomization phase is already underway based on promising experience in the patients treated to date. Strategies of using the cell population analysis as a means to set patient dosing as opposed to excluding patients, and means to include more patients based on modifying baseline exclusion criteria, are under consideration to enable more rapid enrollment. Six additional centers are actively being onboarded.

CardiALLO™ Allogeneic Cell Therapy for Ischemic HFrEF (BCDA-03)

In December 2022, the FDA approved the Company’s Investigational New Drug (IND) application to initiate a first-in-human Phase I/II clinical trial encompassing 69 patients with HFrEF treated with the Company’s allogeneic cells. Clinical grade cells have been manufactured at BioCardia and are ready for use with the Company’s proprietary delivery system, also manufactured at BioCardia. The first clinical center has finalized its clinical study agreement and received conditional IRB approval. Cellular preparation test runs at the clinical site and site activation visit is scheduled for this month. Patient enrollment is expected to begin in the third quarter.

This study builds on three previous trials of mesenchymal stem cells (MSC) in ischemic heart failure using the Company’s proprietary Helix™ delivery system encompassing 93 patients treated with culture expanded MSCs with no treatment emergent serious adverse events. Previous trial results showed compelling early signals for benefit that this trial is expected to build upon.

Allogeneic Cell Therapy for Acute Respiratory Distress Syndrome (BCDA-04)

The Company’s Allogeneic Cell Therapy Trial for Acute Respiratory Distress Syndrome (ARDS) has been deprioritized to focus current financial resources on other programs. This decision was based on the greatly reduced population of patients with acute respiratory distress secondary to COVID. When resources permit, BioCardia intends to expand the current indication to a broader ARDS population beyond COVID and to other pulmonary indications.

HelixTM Biotherapeutic Delivery System

BioCardia’s Helix Biotherapeutic Delivery System (Helix) delivers therapeutics into the heart muscle with a penetrating helical needle from within the heart. It enables local delivery of cell and gene-based therapies, including BioCardia’s own cell therapies. It remains the safest, easiest to use, and most efficient means for the delivery of cells, genes, and proteins to the heart muscle. The delivery platform includes proprietary approved steerable guide systems, approved delivery catheters, and investigational imaging navigation.

The Company’s Helix team has active discussions with current and prospective partners regarding programs utilizing the Helix platform. These relationships are intended to share the costs of ongoing maintenance of and advances in the valuable enabling platform, and for BioCardia shareholders to benefit from the future success of these partnered programs.

Intellectual Property

In June, the Company announced that the Japan Patent Office granted Patent No: JP7282649B2 titled “Radial and Transendocardial Delivery Catheter” with a patent term that will expire on September 30, 2034. The patent describes interventional biotherapeutic delivery catheters to deliver biologics to specific target sites from within the heart chamber.  The allowed claims cover BioCardia’s helical needle tipped catheter technology platform in existing products and in future products in active development with enhanced features.

Also in June, the European Patent Office issued an Intention to Grant a patent titled: “Site Selection, Entry, And Update with Automatic Remote Inage Annotation.” The patent application describes techniques to bring previously obtained high-resolution three dimensional images of a patient's heart, such as from an MRI into the cardiac catheterization procedure suite, and to merge this image with the X-ray images that the physician uses to navigate during the procedure. This approach has been compelling in preclinical studies and is expected to further enhance targeting, ease of procedure, and data collection compared to our current procedures.

Second Quarter 2023 Financial Results:

>	Revenues were approximately $43,000 for the three months ended June 2023, compared to approximately $974,000 in the three months ended June 2022, due primarily to the timing of collaboration agreement revenues.

>	Research and development expenses were approximately $2.3 million for the three months ended June 2023 and for the three months ended June 2022.

>	Selling, general and administrative expenses were approximately $1.2 million for the three months ended June 2023 and for the three months ended June 2022.

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Our net loss was approximately $3.4 million for the three months ended June 2023, compared to approximately $2.5 million for the three months ended June 2022, due primarily to the timing of collaboration agreement revenues.

>	Net cash used in operations for the three months ended June 2023 was approximately $3.2 million, as compared to approximately $2.6 million for the three months ended June 2022.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	BCDA-01: CardiAMP Cell Therapy for Heart Failure Phase III Trial

-	Q3 2023: Finalize External Review of Interim Data and DSMB Recommendation

-	Q4 2023: Japan PMDA Formal Consultation

>	BCDA-02: CardiAMP Cell Therapy for Chronic Myocardial Ischemia Phase III Trial

-	Q4 2023: Completion of Roll-in Cohort and Transition to Randomized Pivotal Trial

>	BCDA-03: NK1R+ MSC Allogeneic Cell Therapy in ischemic HFrEF Phase I/II Trial

-	Q3 2023: First Patient Enrolled

>	Helix Biotherapeutic Delivery System

-	Q4 2023 Completion of Enrollment in Partner CellProthera’s EXCELLENT Trial

-	Q4 2023: Update on Licensing / Partnerships

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogeneic bone marrow derived mesenchymal stem cell therapy for cardiovascular and pulmonary diseases. These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of BioCardia’s investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platform, which the Company also selectively licenses to other biotherapeutic development firms. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services.  For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10181574/fa1ff8fef0.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=IBDjLUv7.

A webcast replay of the call will be available approximately one hour after the end of the call through November 9, 2023, at the above links. A telephonic replay of the call will be available through August 23, 2023 and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) by using access code 7514640 or by the link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=IBDjLUv7.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, FDA and Japanese product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, the future prospects for BCDA-01 and the regulatory timeline and process associated with such trial, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenue:
Net product revenue	$—	$—	$—	$1
Collaboration agreement revenue	43	974	107	1,033
Total revenue	43	974	107	1,034
Costs and expenses:
Research and development	2,314	2,304	4,698	4,490
Selling, general and administrative	1,181	1,166	2,371	2,367
Total costs and expenses	3,495	3,470	7,069	6,857
Operating loss	(3,452)	(2,496)	(6,962)	(5,823)
Other income (expense):
Total other income (expense), net	28	(1)	37	1
Net loss	$(3,424)	$(2,497)	$(6,925)	$(5,822)

Net loss per share, basic and diluted	$(0.17)	$(0.14)	$(0.34)	$(0.34)

Weighted-average shares used in computing net loss per share, basic and diluted	20,384,522	17,651,892	20,281,417	17,360,598

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	June 30,	December 31,
	2023(1)	2022(1)

Assets:
Cash and cash equivalents	$4,305	$7,363
Other current assets	345	501
Property, equipment and other noncurrent assets	1,739	1,929
Total assets	$6,389	$9,793
Liabilities and Stockholders’ Equity
Current liabilities	$3,616	$3,585
Operating lease liability - noncurrent	1,138	1,316
Total stockholders’ equity	1,635	4,892
Total liabilities and stockholders’ equity	$6,389	$9,793

(1)  June 30, 2023 amounts are unaudited. December 31, 2022 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 29, 2023.